Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266182

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated August 3, 2022)

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) amends and supplements information contained in that certain prospectus, forming a part of that certain registration statement on Form S-3 originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 18, 2022, amended on July 28, 2022 and declared effective on August 3, 2022, and amended and supplemented on August 4, 2022 (the “prospectus”), relating to, among other things, the offer and sale of shares of Class A common stock of Sitio Royalties Corp. (formerly known as Falcon Minerals Corporation) by the selling stockholders listed in the section entitled “Selling Stockholders”.

We are filing this Prospectus Supplement to supplement and amend the “Selling Stockholders” table on page 11 of the prospectus and the applicable footnotes related thereto to reflect a transfer of Class C common stock and Common Units from Rock Ridge, which was previously identified in the prospectus, to the selling stockholder named herein.

This Prospectus Supplement should be read in conjunction with, is not complete without, and may not be delivered or used except in connection with, the prospectus. This Prospectus Supplement is qualified by reference to the prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the prospectus. Capitalized terms used but not defined herein shall have the meanings given to them in the prospectus.

Our Class A common stock is currently listed on the New York Stock Exchange under the symbol “STR” and our warrants are currently listed on the NYSE American under the symbol “STR WS”.

Our principal executive offices are located at 1401 Lawrence Street, Suite 1750, Denver, Colorado 80202, and our telephone number is (720) 640-7620.

Investing in our shares involves risks. See “Risk Factors” beginning on page 8 of the prospectus, and any similar section contained in any applicable prospectus supplement concerning factors you should consider before investing in our shares.

Neither the SEC nor any state securities commission has approved or disapproved of the securities that may be offered under the prospectus and this Prospectus Supplement, nor have any of these organizations determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 28, 2022.

SELLING STOCKHOLDERS

The “Selling Stockholders” table previously presented on page 11 of the prospectus, and the applicable footnotes related thereto, is hereby amended and supplemented by this Prospectus Supplement with respect to the selling stockholders listed herein.

On October 18, 2022, a portion of the Class C common stock and Common Units directly held by Rock Ridge was distributed to RRR Aggregator LLC (“RRR Aggregator”). Further, Rock Ridge assigned its right to a portion of the Allocation Rights to RRR Aggregator. The information set forth in the table below has been updated solely to supersede and replace the information regarding Rock Ridge in the prospectus as a result of the foregoing distribution (the “Distribution”) and add RRR Aggregator as a selling stockholder.

The information contained in the table below in respect of the selling stockholders (including the number of shares of Class A common stock beneficially owned and the number of shares of Class A common stock offered) has been obtained from the selling stockholders and has not been independently verified by us. These shares of Class A common stock are issuable upon the selling stockholder exercising its Redemption Right. The registration for resale of the shares of Class A common stock does not necessarily mean that the selling stockholders will sell all or any of these shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of Class A common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of the shares of Class A common stock is based upon the assumption that the selling stockholders will (i) redeem all OpCo Units, together with the cancellation of an equal number of shares of our Class C common stock, beneficially owned by them for an equivalent number of shares of our Class A common stock and (ii) sell all of the shares of Class A common stock beneficially owned by them that are covered by this Prospectus Supplement. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Except as set forth in the prospectus and the Company’s Form 8-K, filed on June 10, 2022, the selling stockholders named in the table have not held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this Prospectus Supplement. The inclusion of any shares of Class A common stock in this table does not constitute an admission of beneficial ownership for the selling stockholders named below. As of October 27, 2022, we had 12,706,082 shares of Class A common stock and 71,134,752 shares of Class C common stock issued and outstanding.

	Shares Owned Before the Offering			Shares of Class A Common Stock that may be sold hereby(3)	Shares Owned After the Offering
Selling stockholders(1):	Class A Common Stock	Class C Common Stock	Combined Voting Power(2)		Class A Common Stock	Class C Common Stock	Combined Voting Power(2)
Rock Ridge Royalty Company LLC	—	—	—	—	—	—	—
RRR Aggregator LLC(4)	—	11,457,506	13.7%	11,457,506	—	—	—

(1)	Each of the selling stockholders is a member of OpCo and has received one share of Class C common stock for each OpCo Unit that it holds.
(2)

Represents percentage of voting power of our Class A common stock and Class C common stock voting together as a single class. Each share of Class C common stock has no economic rights but entitles the holder thereof to one vote for each OpCo Unit by such holder. Accordingly, the holders of our Class C common stock collectively have a number of votes in Sitio equal to the number of OpCo Units that they hold.

(3)

Includes shares of our Class C common stock (including those underlying the Allocation Rights) owned by the selling stockholders that, subject to the terms of the Partnership Agreement, are, together with an equivalent number of OpCo Units, redeemable at any time and from time to time for shares of Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications.

(4)

Represents 11,400,218 Common Units and an equal number of shares of Class C common stock previously held directly by Rock Ridge that were distributed to RRR Aggregator in the Distribution, which are convertible, as a unit, into an equal number of shares of Class A common stock of the Issuer. Includes 57,288 shares of Class C common stock underlying the Allocation Rights previously held directly by Rock Ridge that were in part assigned to RRR Aggregator. BX Primexx Topco LLC is the sole member of RRR Aggregator. BCP VII/BEP II Holdings Manager L.L.C. is the managing member of BX Primexx Topco LLC. Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C. are the managing members of BCP VII/BEP II Holdings Manager L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C. Blackstone Holdings III L.P. is the managing member of each of Blackstone EMA II L.L.C. and BMA VII L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

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